EXHIBIT 4.10

THIS SECURITIES PURCHASE AGREEMENT, as it may be amended from time to time (the "Agreement"), dated as of the ___ day of ______, 1998, is entered into by and among ENVIRONMENTAL REMEDIATION HOLDING CORPORATION, a Colorado corporation (the "Company"); and the persons and/or entities who have executed this Agreement on the signature pages hereof (hereinafter referred to individually as an "Investor" and collectively as the "Investors").

                                   WITNESSETH:

WHEREAS, the Company desires to sell to the Investors, and the Investors desire to purchase from the Company, certain convertible notes of the Company entitling the Investors to purchase certain shares of capital stock of the Company, for the respective purchase prices and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

1. AUTHORIZATION OF ISSUE.

The Company has authorized the issuance and sale to the Investors of: (i) up to $3,000,0000 principal amount of the Company's 8.0% convertible notes due ______________, 2000 (the "Notes").

(a) The Notes shall be substantially in the form of Exhibit A annexed hereto and made a part hereof.

2. ISSUANCE OF NOTES; REGISTRATION OF CONVERSION SHARES AND OPTION SHARES.

(a) Issuance of Notes. On the terms and subject to the conditions hereinafter set forth, on the Closing Date (as hereinafter defined), the Company will issue and sell to each Investor the principal amount of Notes set forth opposite the name of each such Investor on Schedule I hereto and made a part hereof.

(b) Purchase Price: Payment. The purchase price for each of the Notes shall equal 100% of the aggregate principal amount thereof. The purchase price payable by each Investor shall be the amount set forth opposite the name of each such Investor on Schedule 1 annexed hereto. The purchase price for the Notes shall be paid at the Closing by wire transfer of immediately available funds or by certified or bank cashier's checks (at the option of the Investors) payable to the order of the Company, or otherwise as acceptable to the Company. The purchase price shall be payable by each Investor against delivery of the Notes being purchased by it, all of which shall be registered in the name of the respective Investor purchasing such Notes.

(c) Registration of Conversion Shares. The Company shall file with the United States Securities and Exchange Commission ("SEC") and use its best efforts to cause to be declared effective a Form S-1 Registration Statement or other appropriate form of registration in order to register for resale and distribution under the Securities Act of 1933, as amended (the "Securities Act"), all shares of Common Stock of the Company issuable upon voluntary or mandatory conversion of all Notes (the "Conversion Shares"). The obligations of the Company to so register the Conversion Shares are set forth in the registration rights agreement, dated of even date herewith and in the form of Exhibit B annexed hereto and made a part hereof (the "Registration Rights Agreement").

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

As used in this Agreement, the term "Subsidiary" or "Subsidiaries" shall mean: (i) the individual or collective reference to the corporations listed on Schedule 2 annexed hereto and made a part hereof, including, without limitation, Bass American Petroleum Corp. ("BAPCO"). The Company hereby represents and warrants to the Investors, as follows:

(a) Organization and Good Standing. The Company and each of its existing Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with full corporate power and authority to own its properties and carry on its business as now being conducted. Each of the Company and such Subsidiaries is qualified as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification.

(b) Capitalization of the Company. The authorized, issued and outstanding capital stock of the Company is described on the Company's Form S-1 supplementally submitted to the Securities and Exchange Commission (the "SEC") on January 8, 1998 (the "Form S-1"), as amended. The Company's Form S-1 and all other documents and reports filed by the Company and/or its Subsidiaries with the SEC since October 1, 1995 (the "SEC Documents") have been furnished to or otherwise made available to the Investors or their representatives. The authorized, issued and outstanding shares of capital stock of each of the Subsidiaries are disclosed on the SEC Documents.

(c) Authorization, Execution and Effect of Agreements. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement to issue the Notes in the manner and for the purpose contemplated by this Agreement, and to execute, deliver and perform its obligations under this Agreement, the Notes and the Registration Rights Agreement (collectively, the "Transaction Documents") and all other agreements and instruments heretofore or hereafter executed and delivered by it pursuant to or in connection with this Agreement. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company. This Agreement and the other Transaction Documents have each been duly executed and delivered and constitutes, and upon execution and delivery in accordance herewith each other agreement or instrument executed and delivered by the Company pursuant hereto, including the Notes, will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject in each such case, to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d) Conflicting Agreements and Other Matters. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and all other agreements and instruments heretofore or hereafter to be executed and delivered by the Company in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and compliance by the Company with the terms and provisions hereof and thereof applicable to it, including the issuance and sale of the Notes, does not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, decree, administrative determination or award having applicability to the Company or any of the Subsidiaries or (ii) conflict with or result in a breach of or constitute a default under the Certificate of Incorporation or By-Laws of the Company or any of the Subsidiaries, or any indenture or loan or credit agreement, or any other material agreement or instrument, to which the Company or any of the Subsidiaries is a party or by which the Company or the Subsidiaries, or any of their respective properties are bound or affected, and will not result in, or require the creation or imposition of, any lien upon or with respect to any of the properties now owned by the Company or any of the Subsidiaries or hereafter acquired by the Company or any of the Subsidiaries.

(e) Financial Information. The (i) audited consolidated financial statements of the Company for the fiscal year ended September 30, 1997 as set forth in the Company's Form 10-K/A filed with the SEC, as amended from time to time, (the "1998 Form 10-K"); (ii) the unaudited financial statements of the Company for the nine months ended December 31, 1997 as set forth in the Company's Form 10-Q/A filed with the SEC, as amended from time to time (the "1998 Form 10Q/A") and (iii) the unaudited financial statements of he Company for the quarter ended March 31, 1998 as set forth in the Company's form 10-Q/A filed with the SEC, as amended ("Second Quarter 1998 10-Q"), were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, and fairly present the financial condition and results of operations of the Company and the Subsidiaries for the periods indicated therein; provided, that the unaudited financial statements do not contain certain footnote disclosures required under GAAP for audited financial statements and are subject to year end audit adjustments, none of which would be material to an Investor's decision to purchase the Notes.

Included in the Form S-1 and the Amended Form S-1 filed with the SEC, the Company disclosed the acquisition of certain assets from Mytec & Associates (Mytec), including certain oil and gas reserves. The SEC has reviewed the financial statements on this acquisition and has reviewed the reserve report dated February 1997, as revised March 1998, by Dr. Joseph Shoaf, a petroleum engineer, who estimated the reserves for these properties at $14,335,646.

While there is no issue with the SEC as to the value of the reserves, Mytec did not have three (3) years of audited financial statements for these properties. Under the accounting principles promulgated in Regulation S-X, such audited financials are a requirement in order to take advantage of the normal oil and gas accounting provisions which allow for reserve valuation. Without the advantages of the GAAP accounting provisions on these reserves, such asset may be booked only at valuation of the consideration given. The Company paid for this acquisition in stock which had a market value at the time of the transaction of $515,000. Based on this lack of financial statements the Company only had four (4) options on how the Company may handle this matter in its Second Amended Form S-1. The alternatives and the Company's position on each are as follows:

                  (i)Return the assets to Mytec - the Company does not feel that this would be in the best interest of the Company since it has already expended approximately $500,000 in well rework procedures and well equipment repair and the Company would forego any recapture of that money if it returned the properties.

                  (ii)Withdraw  the Form S-1 and  resubmit it after the December
1998 Company financials become available- the Company believes that its obligations relative to the funding provided on November 15, 1997 by Avalon Research Group, Inc. ("Avalon") and the Private Equity Line of Credit established with Kingsbridge Capital Limited ("Kingsbridge") in March 1998 preclude such alternative.

                  (iii)Wait to submit the Second Amendment to the Form S-1 until three (3) years of audited financial statements can be prepared for the Mytec properties - the Company believes that such work could not be completed until February 1999 at the earliest, and for the same reason as set forth in 3(B) above, that this alternative is precluded.

                  (iv)Restate the book value of the asset at the amount of the consideration given to acquire the properties - the Company has elected to accept this last alternative since it believes that the SEC requirement is an accounting requirement which does not impact upon the underlying value of the reserves. Accordingly, while the asset was booked previously at approximately $14 million, it will now be carried at $515,000. That will reduce the shareholders' equity to $1.1 million for September 1997 and $1.6 million for March, 1998. Additionally, as the Company recovers the reserves from these properties, it will be recording depletion expense significantly below the industry normal because of this lower basis in the properties. The effect of this will be that the Company will record greater profits per barrel than the industry norm.

The Company's Second Amendment intends to incorporate the change in Paragraph 3(e)(iv).

(f) Litigation, Proceedings: Defaults. Except as disclosed on the SEC Reports or on Schedule 3(f) hereto, there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries or any of their respective properties before or by any court, governmental or regulatory authority (federal, state, local or foreign) which either (i) relates to or challenges the legality, validity or enforceability of this Agreement or any other document or agreement to be executed and delivered by the Company pursuant hereto or in connection herewith, or (ii) if determined adversely (A) would have a material adverse effect on the condition (financial or otherwise), properties, assets, business or results of operations of the Company or the Subsidiaries, when taken as a consolidated whole (a "Material Adverse Effect") after giving effect to the transaction contemplated by this Agreement, or (B) could materially impair the ability or obligation of the Company or the Subsidiaries to perform fully on a timely basis any obligation which it has or will have under this Agreement or the other Transaction Documents, or any other agreement or document heretofore or hereafter to be executed by the Company pursuant hereto or in connection herewith. Neither the Company nor any of the Subsidiaries is in violation of its Certificate of Incorporation or By-Laws. Neither the Company nor any of the Subsidiaries is (i) in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect, (ii) in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) in violation of any statute, rule or regulation of any governmental authority material to its business.

(g) Governmental Consents, etc. No authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or entity (collectively "Approvals") is required in connection with the execution, delivery or performance by the Company of this Agreement.

(h) Use of Proceeds. The proceeds to the Company from the sale of the Notes shall be used for general working capital purposes, and to perform certain obligations under its June 1997 joint venture agreement with the Democratic Republic of Sao Tome & Principe for the development of potential oil and gas reserves in the Gulf of Guinea of West Africa (the "Sao Tome Project"), with the balance, if any used by the Company for additional payments for general working capital purposes or to perform on its obligations to the Sao Tome Project, as the Company so directs.

(i) Accuracy of all SEC Public Filings, All SEC Reports furnished to the Investors or their representatives and all other documents and reports filed by or on behalf of the Company with the SEC, when filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and each of its Subsidiaries has filed, on a timely basis, all required forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), all of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act.

Although the Company believed that disclosures made in the Form S-1 and the Amended Form S-1 and all SEC Reports previously filed were accurate and true at the time made, based upon the planned revisions set forth herein to the Second Amended Form S-1, which have required refiling of the Company's, 10-Q's and 10-K filed since June 30, 1997, the Company believes that as currently filed, such SEC Reports are incorrect and require amendment to the extent of the planned revisions disclosed herein.

(j) Absence of Certain Changes or Events. Since June 30, 1997, except as contemplated by this Agreement, disclosed on Schedule 3(j) hereto and made a part hereof, or disclosed in any Company SEC Report filed since June 30, 1997, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, in the Company's opinion, there has not been (i) any event or events having, individually or in the aggregate, a Material Adverse Effect, (ii) any change by the Company in its accounting methods, principles or practices, (iii) any revaluation by the Company of any material asset (including, without limitation, any writing down or writing up of the value of oil and gas reserves, writing off of notes or accounts receivable or reversing of any accruals or reserves), other than in the ordinary course of business consistent with past practice, (iv) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, except in the ordinary course of business and consistent in all material respects with past practice, or (v) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities.

(k) Absence of Litigation. Except as disclosed in the Company SEC Reports or in Schedule3(k) annexed hereto and made a part hereof, there is no claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims, actions, proceedings or investigations which are reasonably likely to result from facts and circumstances that have given rise to such a claim, action, proceeding or investigation, would have a Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

(l) Labor Matters. Except as set forth in Schedule 3(l) annexed hereto and made a part hereof, with respect to employees of the
Company:

         (i) to the best of the Company's knowledge, no senior executive or key employee has any plans to terminate employment with the Company or any of its Subsidiaries;

         (ii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the best of the Company's knowledge, threatened before the National Labor Relations Board or any other comparable authority;

         (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable authority which, individually or in the aggregate, would have a Material Adverse Effect;

         (iv) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the best of the Company's knowledge, no claims therefor have been threatened other than grievances or arbitrations incurred in the ordinary course of business which, individually or in the aggregate, would not have a Adverse Effect; and

         (v) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the knowledge of the Company or any of its Subsidiaries, proposed or threatened against the Company relating to employment, employment practices, terms and conditions of employment or wages and hours which, individually or in the aggregate, would have a Material Adverse Effect. Except as disclosed in
Schedule 3(l), none of the Company nor any of its Subsidiaries has any collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and none of the Company nor any of its Subsidiaries has recognized any labor organization as the collective bargaining representative of any of its employees.

(m) Title to and Sufficiency of Assets. As of the date hereof, the Company and the Subsidiaries own, and as of the Closing Date, the Company and the Subsidiaries will own, good and marketable title to all of their assets constituting personal property which is material to their business (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "Liens") except as set forth in the Company SEC Reports or Schedule 3(m) annexed hereto and made a part hereof. Such assets, together with all assets held by the Company and the Subsidiaries under leases, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company. As of the date hereof, the Company and the Subsidiaries own, and as of the Closing Date, the Company and the Subsidiaries will own, good and marketable title to all of their real estate, including oil and gas reserves, which is material to such persons (excluding, for purposes of this sentence, leases to real estate and oil and gas reserves), free and clear of any and all Liens, except as set forth in the Company SEC Reports or in Schedule 3(m) annexed hereto or such other Liens which would not, individually or in the aggregate, have a Material Adverse Effect. Such assets, together with real estate and oil and gas reserve assets held by the Company and the Subsidiaries under leases, are adequate for the operation of the businesses of the Company, as presently conducted. The leases to all real estate and oil and gas reserves which are material to the operations of the businesses of the Company and the Subsidiaries are in full force and effect and no event has occurred which, with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any Subsidiary or, to the knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have a Material Adverse Effect.

(n) Environmental Matters. For purposes of this Agreement, the following terms shall have the following meanings:

         (i) "Hazardous Substances" means

                  (A) petroleum and petroleum products, by-products or breakdown
products,    radioactive   materials,   asbestos-   containing   materials   and
polychlorinated biphenyls, and

                  (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law;

          (ii) "Environmental Law" means any law, past, present or future and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and

         (iii) "Environmental Permit" means any permit, approval, identification
number,   license  or  other   authorization   required   under  any  applicable
Environmental Law.

                  (A) Except as disclosed on Schedule 3(n-1) annexed hereto and made a part hereof, the Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Schedule 3(n-1) or where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect.

                  (B) Except as disclosed in Schedule 3(n-2) annexed hereto and made a part hereof, neither the Company nor any of the Subsidiaries has (I) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of the Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Company Material Adverse Effect, (II) any knowledge of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company's or any of the Subsidiaries' properties or any other property but arising from the Company's or any of the Subsidiaries' current or former properties or operations, other than in a manner that would not result in a Material Adverse Effect, or (III) any knowledge of nor has it received any written notice (x) of any violation of or liability under any Environmental Laws, (y) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (z) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, (aa) alleging noncompliance by the Company or any of the Subsidiaries with the terms of any Environmental Permit requiring material expenditures or resulting in material liability or (bb) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices set forth in
Schedule 3(n-2) annexed hereto.

(o) Brokers. No broker, finder or investment banker, is entitled to any brokerage, finder's or other fee or commission in connection with the this Agreement and the transactions contemplated hereby, other than the following:

         J. P. Carey, Inc.

(collectively "Carey"). The Company has agreed to pay Carey cash compensation not to exceed seven percent (7.0%) of the face amount of the Notes sold pursuant to this Agreement as a consulting fee, plus an amount not to exceed one percent (1%) of the face amount of the Notes sold pursuant to this Agreement for non-accountable expenses and to issue to Carey warrants to purchase shares of Company Common Stock in an amount equal to nine percent (9.0%) of the face amount of the Notes at an exercise price equal to the closing bid price on the date of the first closing, plus the fees and expenses of its counsel, Sims Moss Kline & Davis LLP in the amount of $15,000.

In addition, the Company agrees to pay one half of one percent (2%) per million dollars raised over One Million Dollars prorated up to Three Million Dollars of the net funds received by the Company from the initial lease sale which is scheduled to occur in or about the first quarter of 1999, up to a total equal to the amount raised by Carey. The funds shall be paid from the primary term thereof and shall not include any delay rentals, production royalties or any seismic data.

Furthermore, St. Petro has the right to reserve certain blocks for exploration and development on its own account. No sale proceeds are contemplated to be received by the Company on any of these leases, except production payments made to it by St. Petro. Such production payments will not be included in this transaction.

4.       REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

Each Investor hereby separately represents and warrants to the Company as follows (such representations and warranties being made separately and only to the extent such representations and warranties relate to such Investor):

(a) Investigation; Investment Representation. Each Investor (i) possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment hereunder; (ii) has been afforded the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of its investment, the transactions contemplated hereby and the business and affairs of the Company; (iii) has examined, to the extent it deems appropriate, all of the agreements and documents referred to herein or in the schedules hereto and such other documents that it has requested; and (iv) understands that the Notes are not being registered under the Securities Act of 1933, as amended, on the ground that the issuance thereof is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering, and the Company's reliance on this exemption is predicated in part on the Investors' representations and warranties contained in this Section 4(a). The Investors are acquiring the Notes for their own account, for investment purposes only and not with a view to the sale or distribution thereof.

(b) Execution and Effect of Agreement. Each Investor has all necessary power and authority to enter into this Agreement and consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of each Investor, enforceable against each Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.       COVENANTS.

As long as any of the Notes are outstanding, the Company agrees that, unless it first procures the written consent to act otherwise of the holders of record of 66-2/3% of the outstanding principal amount of the Notes of record then outstanding, it will use its best efforts to cause each of its Subsidiaries to:

(a) Promptly pay all taxes (exclusive of income taxes imposed on the Investors), fees and charges payable, or ruled to be payable, by any federal, state or local authority, in respect of this Agreement or the execution, delivery or issuance of the Notes by reason of any now existing or hereafter enacted federal, state or local statute or ordinance, and indemnify and hold the Investors harmless from and against all liabilities with respect to or in connection with any such taxes, fees or charges.

(b) Maintain their corporate existence and right to carry on business, duly procure all necessary renewals and extensions thereof, and use their best efforts to maintain, preserve and renew all necessary or desirable rights, powers, privileges and franchises owned by them.

(c) Promptly notify the Investors of any material adverse change in the condition (financial or otherwise), properties, assets, business or results of operations of the Company or any of the Subsidiaries.

(d) Not cause, suffer or permit any liquidation, winding up or dissolution of the Company or the Subsidiaries.

(e) Maintain and cause the Subsidiaries to maintain a system of accounting established and administered in accordance with generally accepted accounting principles.

(f) Comply with all of the covenants and agreements on the part of the Company to be performed under the terms of the Notes and the other Transaction Documents.

6.       FINANCIAL STATEMENTS; INSPECTION; NON-PUBLIC INFORMATION.

(a) The Company will furnish to each Investor (and their permitted transferees, successors and assigns), as long as such Investor owns any of the Notes or copies of all Form 10-K Annual Report and Form 10- Q Quarterly Financial Reports filed by the Company, with the SEC.

(b) The Company will, subject to execution of appropriate confidentiality and non- disclosure agreements, permit the Investors, as long as they own Notes, shares of Common Stock issuable upon conversion of the Notes (the "Conversion Shares") or any authorized representative designated by the Investors, to visit and inspect at the Investors' expense any of the properties of the Company and the Subsidiaries, and to discuss its affairs, finances and accounts with officers of the Company, all at such reasonable times and as often as the Investors may reasonably request.

(c) The Company in no event shall disclose non-public information to the Investors, advisors to or representatives of the Investors unless prior to disclosure of such information the Company marks such information as 'Non-Public Information - Confidential" and provides the Investors, such advisors and representatives with a reasonable opportunity to accept or refuse to accept such non-public information for review. Nothing herein shall require the Company to disclose non-public information to the Investors or their respective advisors or representatives, and the Company represents that it does not disseminate non-public information to any Investors who purchase stock in the Company in a public offering, to money managers or to securities analysts; provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, notify immediately the advisors and representatives of the Investors and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the Prospectus included in the Registration Statement, would cause such Prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading. Nothing herein shall be construed to mean that such persons or entities other than the Investors (without the written consent of the Investors prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

7.       TRANSFER OF NOTES

(a) Permissible Transfers. The Investors acknowledge that the Company's securities being issued and sold to them hereunder are being so issued and sold in transactions which are exempt from the registration requirements of the Securities Act of 1933, as amended. None of the Notes or Conversion Shares issuable upon conversion of the Notes, may be distributed, transferred, or otherwise disposed of by the Investors except pursuant to an effective Registration Statement under such Act which is current with respect to the securities offered thereby, or pursuant to an applicable exemption therefrom, and pursuant to applicable "Blue Sky" or state securities laws or an applicable exemption therefrom.

(b) Legend. Unless the Conversion Shares have been registered pursuant to an effective Registration Statement filed under the Securities Act or held for the requisite period to be freely transferable pursuant to Rule 144 promulgated under the Securities Act and otherwise comply with Rule 144(k) (in either such case the certificates shall bear no legend), the Company shall cause to be set forth on the certificates representing any Conversion Shares a legend substantially in the following form: "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. No transfer of such shares shall be valid or effective except in accordance with an effective registration statement covering such shares or an opinion of counsel acceptable to the Company that registration of such shares is not required pursuant to the applicable requirements of the Securities Act of 1933, as amended."

(c) Registration of Conversion Shares, Other Exemption. The Company shall use its best efforts to cause the Conversion Shares to be registered for resale or distribution under the Securities Act, all in accordance with the terms of the Registration Rights Agreement in the form annexed hereto as Exhibit B and made a part hereof.

8.       CONDITIONS PRECEDENT TO CLOSING.

(a) Conditions Precedent to Obligations of the Investors. The obligation of each Investor to purchase the Notes to be purchased by it at the Closing hereunder is subject to the fulfillment on or prior to the Closing Date of the following conditions:

         (i) Such Investor shall have received an opinion, addressed to it and each other Investor and dated the Closing Date, of counsel to the Company acceptable to Investor, in the form of Exhibit C hereto and made a part hereof.

         (ii) The representations and warranties made by the Company herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and the Company shall have complied in all material respects with all covenants hereunder required to be performed by it at or prior to the Closing Date.

         (iii) There shall not have occurred and be continuing any Material Adverse Effect.

         (iv) The purchase of the Notes agreed to be purchased by such Investor hereunder shall not be prohibited or enjoined (temporarily or permanently) under the laws of any jurisdiction to which such Investor is subject.

         (v) The Company and the Investors shall have executed the Registration Rights Agreement in substantially the form of Exhibit B hereto.

         (vi) All legal matters incident to the transactions contemplated by this Agreement shall have been reasonably approved by counsel to the Investors.

         (vii) Not less than $________ of the Notes offered hereby shall have been subscribed for by Investors as at the Closing Date. Following the Closing Date and until 5:00 p.m. (New York time) on the thirtieth (30th) day following the Closing Date, the Company shall be entitled to continue to offer the Notes to additional investors, until such time as a maximum of $3,000,000 of Notes shall have been sold.

         (viii) The Investors shall have received a certificate, dated the Closing Date, and signed by the chief executive officer or chief financial officer of the Company, stating that the conditions specified in subsections (i) through (vii) of this Section 8(a) have been satisfied.

(b) Conditions Precedent to Obligations to the Company. The obligation of the Company to issue and sell the Notes to be issued pursuant to this Agreement is subject to the fulfillment on or prior to the Closing Date of the following conditions:

         (i) The representations and warranties made by the Investors herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

         (ii) The sale of the Notes by the Company shall not be prohibited or enjoined (temporarily or permanently) as of the Closing Date.

         (iii) The purchase of the Notes agreed to be purchased by such Investor hereunder shall not be prohibited or enjoined (temporarily or permanently) under the laws of any jurisdiction to which such Investor is subject.

         (iv) All legal matters incident to the transactions contemplated by this Agreement shall have been reasonably approved by counsel to the Company.

         (v) Not less than $__________ of the Notes offered hereby shall have been subscribed for by Investors as at the Closing Date. Following the Closing Date and until 5:00 p.m. (New York time) on the thirtieth (30th) day following the Closing Date, the Company shall be entitled to continue to offer the Notes to additional investors, until such time as a maximum of $3,000,000 of Notes shall have been sold.

9.       CLOSING.

The closing hereunder (the "Closing") shall take place at 10:00 A.M. at the offices of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, 153 East 53rd Street, New York, New York 10022 on or before __________, 1998, or at such other location as may be mutually agreed upon. The date of such Closing is referred to in this Agreement as the "Closing Date".

(a) At the Closing, in addition to true copies of the other Transaction Documents duly executed by the Company, the Company shall deliver to each Investor in the respective amounts set forth on Schedule 1 hereto a duly executed Note in the form of Exhibit A hereto all against payment of the purchase price therefor by wire transfer of immediately available funds or by certified or bank cashier's check payable to the order of the Company.

(b) At the Closing, each Investor shall wire transfer the purchase price for the Notes subscribed to by such Investor to the Bank of New York, as provided in the Escrow Agreement attached as Exhibit D.

10.      ADJUSTMENT TO TERMS OF NOTES.

In the event and to the extent that the Company shall, at any time within one hundred and twenty (120) days following the Closing Date, issue any (a) notes, debentures, bonds or other debt instruments which, by their terms, are convertible into shares of Common Stock of the Company, (b) shares of preferred stock, which, by their terms, are convertible into shares of Common Stock of the Company, or (c) warrants, options or rights which are exercisable for shares of Common Stock of the Company, excluding, however, warrants or options issued to key employees, advisors and other consultants in the ordinary course of business, or options, warrants or stock disclosed in the Form S-1 as effective (all of the foregoing referred to herein as "Other Common Stock Equivalents"), in each case, and such instruments are actually converted at a conversion price which shall be lower than the Conversion Price set forth in the Notes offered hereby, the Conversion Price for such time period set forth in the Notes shall be automatically adjusted and amended to be equal to the terms of the lowest conversion price provided for in the instruments governing the issuance of such Other Common Stock Equivalents.

The parties agree that the purpose of paragraph 10 of this Agreement is to protect the Investors under this Agreement against the Company issuing "cheap stock" to anyone during the one hundred twenty (120) days following the closing. Further, it is agreed that it is not the intent of paragraph 10 to preclude the Company from seeking additional capital through the issuance of additional equity or debt in the

Company. The parties specifically agree that to the extent the Company issues any equity or debt during such one hundred twenty (120) day period following the closing under substantially similar terms and conditions and with substantially similar formulae relative to conversion, that it is not the intention of this Paragraph 10 that the Company will be required to automatically adjust the Investor's Conversion price to a lower conversion price merely because someone has elected to convert on a different date and has had the opportunity of a different result by virtue of such election. The parties recognize the Company can control the price at which it issues equity or debt or the terms and conditions of conversion, if applicable; however the parties further recognize that by virtue of the fluctuations in the market, both another closing date and another election to convert date may result in a lower price, which prices are generally outside the Company's control.

11.      EXCHANGE OF NOTES.

At the request of any holder of any Note and upon surrender of any such Note for such purpose to the Company at its principal office, the Company at its expense will issue in exchange therefor a new Note, in such denomination or denominations and payable to the order of such payee or payees as may be requested, dated the date to which interest has been paid on the surrendered Note, in an aggregate principal amount equal to the principal balance of the surrendered Note. Such new Note shall be in the form of the surrendered Note.

12.       REPLACEMENT OF NOTES

Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity bond by the holder in such reasonable amount as the Company may determine, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company at its expense will execute and deliver, in lieu thereof, a new Note of like tenor dated the date to which interest on such lost, stolen, destroyed or mutilated Note has been paid.

13.      BROKERS.

(a) The Investors represent and warrant to the Company that they have not engaged or authorized any broker, finder, investment banker or other third party to act on their behalf, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with the transactions contemplated by this Agreement nor have they consented to or acquiesced in anyone so acting, and they know of no claim by any person for compensation from them for so acting or of any basis for such a claim.

(b) The Company represents and warrants to the Investors that, except for Carey as disclosed in Section 3(o) hereto, neither the Company nor any of its officers, directors or agents has engaged or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with the transactions contemplated by this Agreement nor has it consented to or acquiesced in anyone so acting, and it knows of no claim by any person for compensation from it for so acting or of any basis for such a claim.

14.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

All representations, warranties and agreements of the Company or of the Investors contained in this Agreement or in any certificate, document, schedule or instrument delivered pursuant hereto shall survive for a period of two (2) years the Closing hereunder and the delivery of any and all documents and instruments hereunder, regardless of any investigation made by or on behalf of the Investors or the Company, respectively. All statements contained in any certificate, schedule or other document delivered by the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed representations and warranties of the Company.

15.               NOTICES.

Any notices or other communications required or permitted hereunder shall be in writing and personally delivered or sent by telecopier or by registered or certified mail, return receipt requested, postage prepaid, addressed or telecopied as follows or to such other address or telecopier number of which notice has been given pursuant hereto:

If to the Company:              Environmental Remediation Holding Corp.
                                3-5 Audrey Avenue
                                Oyster Bay, New York 11771
                                Attn: James A. Griffin, Secretary
                                Fax: (516) 922-4312

                                -and-

                                Environmental Remediation Holding Corp.
                                Attn: Noreen Wilson, Vice President and CFO
                                Fax: (561) 624-1171

With a copy to:                 Greenberg Traurig Hoffman Rosen Lipoff & Quentel
                                Met Life Building
                                200 Park Avenue
                                New York, New York 10166
                                Attn: Stephen A. Weiss, Esq.
                                Tel: (212) 801-9200
                                Fax: (212) 801-6400

                                -and-

                                Mintmire & Associates
                                265 Sunrise Avenue,  Suite 204
                                Palm Beach, FL  33480
                                Attn: Donald F. Mintmire, Esq.
                                Tel: (561) 832-5696
                                Fax: (561) 659-5371


If to the Investors:            To  the  addresses  set  forth below the name of
                                each Investor on Schedule I annexed hereto and made a part hereof.

16.     ENTIRE AGREEMENT: AMENDMENT ETC.

This Agreement and the Exhibits hereto represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof. With the written consent of the holders of 66-2/3% of the outstanding principal amount of the Notes, the obligations of the Company and the rights of the holders of the Notes may be waived or modified (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board of Directors ("Approved Company Resolutions"), may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing authorized as aforesaid and signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

17.      SUCCESSORS.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

18.      SECTION READINGS.

The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19.      APPLICABLE LAW.

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, United States of America, without reference to or application of principles of conflicts of laws.

20.      SEVERABILITY.

If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

21.       NO WAIVER.

The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

22.       RESOLUTION OF DISPUTES.

Any dispute regarding the interpretation or application of this Agreement, the Note, the Warrant, the Registration Rights Agreement or any of the other Transaction Documents which cannot be settled among the parties shall be resolved in New York, New York final and binding arbitration in accordance with the then obtaining rules of the American Arbitration Association. There shall be appointed three arbitrators, one of whom shall be selected by the Company, the second by the Investor(s) and the third by mutual agreement of the parties or by the American Arbitration Association. The decision of the arbitrators shall be final and upon all Investors and the Company and may be enforced by the prevailing party or parties in any court of competent jurisdiction. Each party shall bear their own costs of the arbitration and shall share equally the costs of the arbitrators.

23.      ATTORNEY FEES.

Investors shall be entitled to recover from the Company the reasonable attorneys' fees and expenses (and the reasonable costs of investigation) incurred by such Holder in connection with enforcement by such Holder of any obligation of the Company hereunder.

24.      COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first written.

                                           ENVIRONMENTAL REMEDIATION HOLDING
                                                      CORPORATION


                                      By: ______________________________________
                                          James A. Griffin, Secretary

                                      By: ______________________________________
                                          Sam Bass, Chairman


                                          THE INVESTORS:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                   SCHEDULE 1

Name/Address of Investor/Amt.of Note/No. of Warrants/Purchase Price

                                   SCHEDULE 2

                                  Subsidiaries

There are no subsidiaries other than BAPCO.

                                  SCHEDULE 3(f)

                        Litigation, Proceedings: Defaults

A requirement of the funding provided to the Company on November 15, 1997 from Avalon was that the Company would file its registration statement within forty-five (45) days of the funding. The Form S-1 was filed on January 8, 1998, however, this eight (8) day lateness was waived by the Avalon investors. In addition, the Company had agreed to use its best effort to have its registration declared effective within one hundred twenty (120) days of the November 15, 1997 closing.

The Company believes that it has used its best efforts to have its registration declared effective. The Avalon agreements required that in the event that the registration statement was not effective within one hundred twenty (120) days, that the Company would pay as liquidated damages an amount equal to three percent (3%) of the aggregate amount of the notes per month. The initial comments and the comments to the Amended Form S-1 have delayed registration. While most of the comments received on the Amended Form S-1 are purely accounting matters which the Company believes have now been resolved, as a result of the delay in registration, pursuant to the Avalon agreements, the Avalon investors are due $129,999 for the months of April, May and June. The Company intends to use a part of the proceeds from this transaction to cure the default in the payment of such liquidated damage payments.

In the Kingsbridge agreements, the Company had agreed to use its best effort to have its registration declared effective within ninety (90) days of the March 23, 1998 closing. The Company believes that it has used its best efforts to have its registration declared effective. The Kingsbridge agreements required that in the event that the registration statement was not effective within such ninety
(90) period, that the Company would be required to make a lump sum payment in the amount of $10,000 within three (3) trading days of the date by which such registration statement was required to have been declared effective. Such ninety
(90) period ended on June 21, 1998. Said sums are due and owing on or before June 24, 1998. The Company intends to use a part of the proceeds from this transaction to make such payment.

                                  SCHEDULE 3(j)

                      Absence of Certain Changes or Events

To the extent of changes in the Company's accounting disclosure, the Company believes that the restatement of the financial position of the Company is material relative to all SEC reports since June 30, 1997 and that such SEC reports must be amended to the extent of the planned revisions disclosed herein.

                                  SCHEDULE 3(k)

                              Absence of Litigation

There is no claim, action proceeding or litigation pending or threatened which has not been disclosed in an SEC Report.

                                  SCHEDULE 3(l)

                                  Labor Matters

None

                                  SCHEDULE 3(m)

                       Title to and Sufficiency of Assets

There are Liens which have not been disclosed in an SEC Report.

                                 SCHEDULE 3(n-1)

                         Environmental Matters - Notice

None

                                 SCHEDULE 3(n-2)

                   Environmental Compliance - Hazardous Waste

None

EXHIBITS

EXHIBIT A -Form of 8.0% Convertible Note due _____, 2000
EXHIBIT B -Form of Registration Rights Agreement
EXHIBIT C -Opinion of Company Counsel
EXHIBIT D -Form of the Escrow Agreement
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